Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-268396, 333-264326, and 333-239156) and Form S-8 (Nos. 333-258896, 333-239213, 333-230139, 333-223535, 333-216492, 333-202709, 333-194634, 333-187206, 333-237195, 333-209998, 333-180334, and 333 172409) of AcelRx Pharmaceuticals, Inc. of our report dated March 31, 2023, which includes an explanatory paragraph relating to AcelRx Pharmaceuticals, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements and schedule II, which appears in this Annual Report on Form 10 K.

/s/ WithumSmith+Brown, PC

San Francisco, California

March 31, 2023